Mail Stop 3561
      							August 10, 2005

Via U.S. Mail and Fax  (760) 930-1178
Mr. Andy Wrobel
Chief Financial Officer
NTN Communications, Inc.
5966 La Place Court
Carlsbad, CA  92008

	RE:	NTN Communications, Inc.
      Form 10-K  for the fiscal year ended December 31, 2004
		Filed March 16, 2005
		Amended May 2, 2005
		File No. 1-11460

Dear Mr. Wrobel:


	We have completed our review of your 2004 Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							/s/ Larry Spirgel
							Assistant Director

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Mr. James B. Frakes
NTN Communications, Inc.
May 24, 2005
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE


100 F Street, N.E. Washington, D.C. 20549   202-551-3810